Registered Trademark Transfer Agreement

Transferor:	Hangzhou Letu Digital Products Trade Co., Ltd. (Party A)
Transferee:	Zhejiang Yongxin Digital Technology Co., Ltd. (Party B)

Whereas:
(1)           The Transferor is a legal and existing limited liability company established in accordance with the law in China and is allowed, with the approval of competent government authorities, to engage in the wholesale and retail (of digital products, electronic products, household appliances, communications equipment, computers and peripherals), in services and in the technological development of digital products, and holds the ownership right to the trademarks listed in Attachment 1 (hereinafter “Trademark”).  The Transferor operates 3C products retail chain stores under the Trademark and such stores enjoy good reputation and recognition in the market place.

(2)           The Transferee is a legal and existing limited liability company established in accordance with the law in China and is allowed, with the approval of competent government authorities, to engage in technological development (computers and peripherals), in the wholesale and retail (of communications equipment, digital products, computers and peripherals) and in distribution business of mobile phone services.

(3)           In accordance with the terms and conditions set forth below in this agreement, the Transferor agrees to transfer, and the Transferee agrees to receive the transfer of in accordance with the same terms and conditions, the registered Trademark mentioned above.

Therefore, after consultation, the two parties have entered into the agreement as follows:

1.           Name of the Trademark to be transferred:   “LOTOUR”

2.           Trademark design:

3.           Trademark registration number: 6455041   Country of registration:    China

4.           The next time the Trademark should be renewed:   July 6, 2020

5.           The types and specific names of the products or services included in the registration of the Trademark obtained:

Exhibition of goods; leasing of advertising space; advertisement and publicity conducted through mail orders; business management consulting (advisory); auctions; promotion on behalf of a third party; purchasing on behalf of a third party (purchasing of goods or services on behalf of other enterprises); human resources management consulting; leasing of office machines and equipment; securing of sponsorship (the end).

6.           The Transferor of the Trademark warrants that the Transferor is the registered owner of the aforementioned Trademark.  Prior to the execution of this agreement, the Transferor has not entered into any non-exclusive (or exclusive) trademark license agreement with any third party.  If there is such agreement with a third party, the Transferee, starting on the day when this agreement becomes effective, shall be the party to such original trademark license agreement with a third party and shall be entitled to all the rights and assume all the obligations specified therein.  The Transferor shall notify such third party of the transfer of the Trademark ownership.

7.           After the completion of the transfer, the Transferee’s scope of permission:
(1)	Types of products under the Trademark (or types and names of services) which can be used or performed: as specified in the registration certificate.
(2)	Geographical region in which the Trademark can be used: China.

8.           Nature of the Trademark transfer (select from the following by putting a check mark):
(1)	Permanent Trademark transfer	( ✓ )
(2)	Non-permanent Trademark transfer	( )

9.           Time of the transfer of the registered Trademark: the registered Trademark is officially transferred to the Transferee on the day when this agreement takes effect or after the completion of the Trademark transfer change registration procedures.

10.           Change registration procedures after the registered Trademark transfer agreement has become effective: Party B must process the change registration procedures after this Registered Trademark Transfer Agreement has become effective and Party B must be responsible for the fees incurred by the registrant and Party A must provide assistance with such procedure.

11.           Both parties shall have the obligation to maintain confidential the production and operation secrets of the other party; the Transferee shall not reveal any technological secrets and commercial secrets provided by the Transferor in the transfer of the Trademark.

12.           The Transferor must guarantee that the Trademark transferred is a valid trademark and guarantee that no other third party has any right to the ownership of the said trademark.

13.           Consideration of the transfer of the registered Trademark and the payment method:
(1)	The consideration of the transfer, based on the scope of permission of the transfer, is RMB 2,280,000.00 in total;
(2)
Payment method: the Transferor agrees that the Transferee shall issue to the Transferor additional 1.08 million shares of CHCG.OB stock as payment for the consideration of this transfer, usin CHCG.OB stock price of $0.32 per share as the pricing basis; the Transferor entrusts Party B’s legal representative WANG Weiping to act as the beneficiary, hold such shares on its behalf and deliver all future investment proceeds to be received from such shares (including cash dividend, bonus or other form of distribution of proceeds) to Party B.

(3)	Time of payment: within one month after the day when this agreement becomes effective.

14.           The Transferor guarantees that, after this agreement becomes effective, the Transferor will not engage in the operation of products and services under the identical or similar trademark in the region in which the Trademark is valid.

15.           Liability for breach
(1)
If, after this agreement becomes effective, the Transferor continues to use the Trademark in its operations in violation of the provisions herein, the Transferor shall assume responsibility for compensation in addition to discontinuing such use;

(2)
If the Transferee fails to pay for the consideration of the transfer of the Trademark within the time period specified herein, the Transferor shall have the right to refuse to hand over the ownership right to the Trademark and may notify the Transferee of the dissolution of this agreement.

(3)	If either one of the parties breaches this agreement, the party in breach shall pay damages in the amount of 20% of the transfer consideration specified herein.
(4)	In the event that either of the two parties is unable to perform this agreement due to irresistible force, the two parties must resolve the situation through consultation.
(5)	Any dispute arising from this agreement must be settled by the two parties through consultation. If such consultation fails, the dispute may be submitted to legal proceedings at the people’s court.

16.           This agreement becomes effective after it is signed and confirmed.  This agreement is in duplicates, with one copy to each party.

Transferor:	/seal/ Hangzhou Letu Digital Products Trade Co., Ltd.
Legal Representative:	/s/ Weiping Wang

Transferee:	/seal/ Zhejiang Yongxin Digital Technology Co., Ltd.
Legal Representative:	/s/ Zhenggang Wang

Place of execution:	Hangzhou
Date of execution:	January 17, 2011

Attachment 1:

No. 6455041

Registered Trademark

LOTOUR

Approved service items (type 35):

Exhibition of goods; leasing of advertising space; advertisement and publicity conducted through mail orders; business management consulting (advisory); auctions; promotion on behalf of a third party; purchasing on behalf of a third party (purchasing of goods or services on behalf of other enterprises); human resources management consulting; leasing of office machines and equipment; securing of sponsorship (the end).

Registrant:	Hangzhou Letu Digital Products Trade Co., Ltd.
Registrant’s Address:	Room 105, No. 3 Building, Liushui Garden East, Xiacheng District, Hangzhou, Zhejiang Province
Registration Valid Period: from July 7, 2010 to July 6, 2020

Issued by:	LI Jianchang, Head of Registration Bureau
/seal/ Trademark Bureau, People’s Republic of China General Administration of Industry and Commerce